EXHIBIT 10.303

SECOND AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT
DATED JANUARY 31, 1995
between
THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
and
CYGNUS, INC.
for
DEVICE FOR IONTOPHORETIC NON-INVASIVE SAMPLING
OR DELIVERY OF SUBSTANCES

UC Agreement Control Number 1995-04-0565
UC Case No. 1987-162

This second amendment, (“Second Amendment”) is effective this 19th day of September, 2002 (“Effective Date”), by and between The Regents of the University of California, a California corporation, having its administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”), and Cygnus, Inc., a Delaware corporation having its principal place of business at 400 Penobscot Drive, Redwood City, California 94063, formerly known as Cygnus Therapeutic Systems, a California corporation (“Licensee”).

BACKGROUND

A.                                   The Regents and Licensee entered into an Exclusive License Agreement with an effective date of January 31, 1995, UC Control No. 1995-04-0565 (“Agreement”) and this Agreement was amended to extend the diligence deadline for filing an application for regulatory approval for the Licensed Product in an Amendment with an effective date of April 23, 1998, UC control No. 1995-04-0565B (“First Amendment”).

B.                                     The Licensed Product that Licensee is selling presently comprises two separate components:  a GlucoWatch® Biographer or its functional equivalent (hereafter referred to as the “GlucoWatch® Biographer”) and a GlucoWatch® AutoSensor or its functional equivalent (hereafter referred to as the “GlucoWatch® AutoSensor”), wherein GlucoWatch® is a registered trademark of Licensee.  Each of these two components shall be deemed to be a Licensed Product whether sold separately or in combination with each other.

C.                                     Licensee has entered into an expanded Sales, Marketing and Distribution Agreement with Sankyo Pharma, Inc., dated July 8, 2002, wherein Sankyo Pharma has the exclusive right to sell, market, and distribute the Licensed Product in the United States until April 1, 2014, and Sankyo Pharma, Inc., is thus Licensee’s U.S. Marketing Partner as “Marketing Partner” is defined in Paragraph 1.7 of the Agreement; provided, however, that if Sankyo Pharma exercises its right to manufacture under the Anticipatory Breach section of the Sales, Marketing and Distribution Agreement, then Sankyo Pharma, Inc., will be considered a Sublicensee and not a Marketing Partner.

D.                                    The Regents and Licensee mutually desire to further amend the Agreement in accordance with the terms set forth below;

NOW, THEREFORE, the parties agree to the following:

1.                   DEFINITIONS

A.                                   All definitions and paragraph numbers referred to in this Second Amendment have the same meaning as in the Agreement, unless modified herein.

B.                                     Paragraph 1.2 of the Agreement entitled Licensed Product is deleted in its entirety and replaced with the following:

1.2                                 “Licensed Product(s)” means any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, sale, or import of which in or into a particular country, would infringe, but for a license, a Valid Claim in the country where such manufacture, use, sale, or import occurs.  Without limiting the generality of the foregoing, any Product (including any Combination Product) containing or using a Licensed Product shall be deemed a Licensed Product in its entirety.

C.                                     Paragraph 1.3 of the Agreement entitled Licensed Method is deleted in its entirety and replaced with the following:

1.3                                 “Licensed Method” means any process, art or method that is claimed in a Valid Claim, or the use of which would infringe, but for a license, a Valid Claim in the country where such practice occurs.

D.                                    Paragraph 1.4 of the Agreement entitled Net Sales is deleted in its entirety and replaced with the following:

1.4                                 “Net Sales” means the total of the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) for the Final Sale of Licensed Products or Licensed Method by Licensee, any Affiliate or Sublicensee to Customers, less the following deductions (to the extent included in and not already deducted from the gross amount invoiced or otherwise charged) to the extent actual and customary:  cash, trade or quantity discounts actually granted to Customers; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes or income taxes); transportation charges, including insurance to the extent actually paid by the Customer; and allowances or credits to customers because of rejections or returns.  Where Licensee, any Affiliate, or Sublicensee is the Customer, then Net Sales shall be based on the gross amount normally invoiced or otherwise charged to other Customers in an arms length transaction for such Licensed Product or Licensed Method.  For the avoidance of doubt, if Licensee, any Affiliate, or Sublicensee supplies (directly or indirectly) a Product that constitutes a Licensed Product to any Affiliate or Sublicensee, and such Affiliate or Sublicensee includes such Product in another Product (including a Combination Product), then Net Sales shall be based on the total gross amount invoiced or otherwise charged for such other Product in its entirety.

For a Combination Product, however, Net Sales shall be calculated as:

A/(A+B) X [Net Sales, calculated without regard to this formula, of the Combination Product],

Where:

(i)                                     “A” is the total of the separately listed sale price(s) of each Licensed Product contained within or used in the Combination Product if sold separately; and

(ii)                                  “B” is the total of the separately listed sale price(s) of each Combination Product Component contained within or used in the Combination Product when sold separately;

provided, however, that in no event shall Net Sales for a Combination Product be less than *** of Net Sales, calculated without regard to this formula, of the Licensed Product that is the Combination Product.  Notwithstanding the foregoing, if the Combination Product Component is an *** then Net Sales for such Combination Product will not be less than *** of Net Sales, calculated without regard to this formula, of the Licensed Product that is the Combination Product. The parties agree that reduction of the royalty rate as provided for in Paragraph 5.3 will not be available with respect to a Combination Product.

Notwithstanding the foregoing, Licensed Products used solely in clinical trials and a reasonable quantity of Licensed Products used as marketing samples to develop or promote the Licensed Products shall not be included as sold under this definition of Net Sales, provided no consideration (whether in cash or other consideration) is provided therefor.

E.                                      New Paragraph 1.9 is added:

1.9                                 “Combination Product” means a combined Product that contains or uses a Licensed Product and at least one other Product or process (a “Combination Product Component”), where (i) such Combination Product Component is not a Licensed Product, (ii) if such Combination Product Component were removed from such combined Product, the manufacture, use, sale, or import of the resulting Product in or into a particular country would infringe, but for a license, the same Valid Claim in the country where such manufacture, use, sale, or import occurs as such combined Product, (iii) such Combination Product Component and such Licensed Product are sold separately from such combined Product by Licensee, any Affiliate or Sublicensee, (iv) such Combination Product Component does not function together with a Licensed Product so as to achieve

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the purpose for which such Licensed Product is sold, and (v) the market price of such combined Product is higher than the market price for such Licensed Product (if sold separately) as a result of such combined Product containing or using such Combination Product Component.

F.                                      New Paragraph 1.10 is added:

1.10                           “Final Sale” means any sale, transfer, lease, exchange or other disposition or provision of a Licensed Product and/or a Licensed Method to a Customer.  A Final Sale shall be deemed to have occurred upon the earliest to occur of the following (as applicable):  (a) the transfer of title to such Licensed Product and/or Licensed Method to a Customer, (b) the shipment of such Licensed Product to a Customer, (c) the provision of an invoice for such Licensed Product or Licensed Method to a Customer, or (d) payment by the Customer for Licensed Products or Licensed Method.

G.                                     New Paragraph 1.11 is added:

1.11                           “Customer” means any individual or entity that receives Licensed Products or Licensed Methods, provided however, that Licensee, any Affiliate, or Sublicensee shall be deemed a Customer only if it receives Licensed Products or Licensed Methods for its own end-use and not for resale.

H.                                    New Paragraph 1.12 is added:

1.12                           “Product” means any kit, article of manufacture, composition of matter, material, compound, component, or product.

I.                                         New Paragraph 1.13 is added:

1.13                           “Valid Claim” means any claim of (a) an issued, unexpired patent within the Regents’ Patent Rights, but excluding any claim that has been (i) withdrawn, cancelled, disclaimed or waived, or (ii) held invalid or unenforceable by a court of competent jurisdiction in a decision that can no longer be appealed; or (b) a pending patent application within the Regents’ Patent Rights, which claim has not been abandoned or finally rejected by the United States Patent and Trademark Office (USPTO), or any analogous foreign administrative entity, in a decision that can no longer be appealed or otherwise challenged.

2.                                       SUBLICENSEES

A.                                   New Paragraph 3.4 is added:

3.4(a)                   If The Regents (as represented by the actual knowledge of The Regents’ Office of Technology Transfer licensing professional responsible for administration of this case) or a third party discovers and notifies the licensing professional that Licensed Products or Licensed Methods covered by Regents’ Patent Rights for which Licensee was granted an exclusive license are useful for sampling analyte(s) other than glucose or administering therapeutic agent(s) and such  Licensed Products or Licensed Methods have not been developed or are not currently under development by Licensee, then The Regents, as represented by the Office of Technology Transfer, may give written notice to the Licensee of the third party’s interest in developing Licensed Product and Licensed Method for such purpose.

3.4(b)                  Licensee shall have ninety (90) days to give The Regents written notice stating whether Licensee elects to develop Licensed Products or Licensed Methods for such other analyte(s) or agent(s).

3.4(c)                   If Licensee elects to develop and commercialize the proposed Licensed Products or Licensed Methods for such other analyte(s) or agent(s), then Licensee shall negotiate with The Regents reasonable milestones for the development of such other analyte(s) or agent(s) to be added to Paragraph 6.4 of the Agreement, and submit a Progress Report every six (6) months to The Regents outlining the Licensee’s development and commercialization efforts for such other analyte(s) or agent(s).

3.4(d)                  If Licensee elects not to develop and commercialize the proposed Licensed Products or Licensed Methods for such analyte(s) or agent(s), then Licensee shall notify The Regents in writing of this election, and The Regents may seek a third party(ies) to develop and commercialize the proposed Licensed Products or Licensed Methods for the other analyte(s) or agent(s).  If The Regents is successful in finding such third party, it shall refer such third party to Licensee.  If the third party requests in writing a sublicense under this Agreement, then the Licensee shall report in writing the request to The

Regents within thirty (30) days from the date of such written request.  If the request results in a sublicense, then Licensee shall report it in writing to The Regents pursuant to Paragraph 3.2 of the Agreement.

3.4(e)                   If the Licensee refuses to grant a sublicense to such third party, then within thirty (30) days after such refusal, which shall be in writing, the Licensee shall submit to The Regents a written report specifying the license terms proposed by the third party and a written justification for the Licensee’s refusal to grant the proposed sublicense.  This justification may be based on financial terms as well as the competitive position of the third party in relationship to Licensee.  The parties agree that the Licensee is under no obligation to grant a sublicense to a third party that would result in the Licensee receiving an earned royalty of less than *** of Net Sales from such third party.  If however, The Regents, at its sole reasonable discretion, determines that the terms proposed by the third party are reasonable under the circumstances, then The Regents shall have the right to grant to the third party a license to make, have made, use, sell, offer for sale and import Licensed Products and practice Licensed Method for other analyte(s) or agent(s) on terms no less favorable to The Regents than the terms last proposed to Licensee by the third party providing royalty rates are at least equal to those paid by Licensee.

3.4(f)                     For avoidance of doubt, The Regents’ right to grant a license under Paragraph 3.4(e) shall not extend to any product, material, or method developed independently by Licensee which is not covered by Regents’ Patent Rights.

3.4(g)                  Notwithstanding the letter dated August 25, 2000, by The Regents, the Agreement has not been terminated for any analyte(s) or agent(s).  Licensee will work with The Regents to ascertain whether any third party, including Inventors, are requesting sublicenses.

3.                                       ROYALTIES

A.                                   Paragraph 5.1 is deleted in its entirety and replaced with the following:

5.1                                 The Licensee shall also pay to The Regents an earned royalty as follows:  (a) *** of the Net Sales by the Licensee, its Sublicensee, or Affiliate of Licensed Product or

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Licensed Method, except that for the GlucoWatch® AutoSensor, Licensee shall pay to The Regents an earned royalty of *** of Net Sales when this product is sold separately; (b) in the case where Licensee sells the Licensed Product to a U.S. Marketing Partner, *** of Net Sales, except that for the GlucoWatch® AutoSensor this amount shall be *** of Net Sales, of either (i) the Licensee’s actual transfer (invoice) price of Licensed Products to the Marketing Partner or (ii) sixty percent (60%) of the U.S. Marketing Partner’s Net Sales of Licensed Product, whichever is greater.  Notwithstanding the above, for the first three (3) Sales Years the royalty rates above shall be reduced to *** of Net Sales of Licensed Product or Licensed Method.  For purpose of clarity, it is understood that only one royalty shall be due under this Paragraph 5.1 with respect to any particular Licensed Product regardless of whether the Licensed Product can also be used in a Licensed Method.

B.                                     Paragraph 5.2 of the Agreement is deleted in its entirety and replaced with the following:

5.2                                 For Sales of Licensed Products to an Affiliate or a non-U.S. Marketing Partner from the Licensee at a reduced price from that customarily charged to an unrelated third party, the royalty paid to The Regents shall be based on the Net Sales of Licensed Products of the Affiliate or the non-U.S. Marketing Partner to the Affiliate’s or non-U.S. Marketing Partner’s customers.  Where the Licensee sells or transfers Licensed Products for end-use to itself or an Affiliate or a non-U.S. Marketing Partner, such sale shall be considered a sale at list price and The Regents shall be entitled to receive a royalty thereon in accordance with this Article.  Each reference to the Licensee herein shall be meant to include its Affiliates and non-U.S. Marketing Partners.

C.                                     Paragraph 5.5 of the Agreement is deleted in its entirety and replaced with the following:

5.5                                 Paragraph 1.1, amended Paragraph 1.2 and amended Paragraph 1.3 define Regents’ Patent Rights, Licensed Product and Licensed Method so that royalties shall be payable on Licensed Product and Licensed Method covered by both pending applications and issued patents.  Royalties will accrue in each country for the duration of Regents’

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Patent Rights in that country and are payable to The Regents when Licensed Product is invoiced or if not invoiced, when delivered to a third party.

D.                                    Paragraph 5.7 of the Agreement, setting forth the minimum annual royalty, is deleted in its entirety and replaced with  the following:

5.7                                 Licensee shall pay to The Regents a minimum annual royalty for the life of Regents’ Patents Rights during the term of this Agreement, beginning with the first Sales Year as follows:  *** for the first Sales Year; *** for the second Sales Year; *** for the third Sales Year; *** for the fourth Sales Year; and *** for the fifth and subsequent Sales Years.  This minimum annual royalty shall be paid to The Regents by thirty (30) days after the close of each Sales Year and shall be credited against the earned royalty due and owing for the calendar year in which the minimum annual royalty payment was made.

4.                                       DUE DILIGENCE

A.                                   Paragraphs 6.4.6 and 6.4.7 of the Agreement are deleted and replaced with the following:

6.4.6                    Submit an application for regulatory clearance of commercial scale manufacturing process for Licensed Product to the FDA or equivalent foreign regulatory authority within twelve (12) months of receiving marketing approval from the FDA or such equivalent foreign regulatory authority for such Licensed Product; or

6.4.7                        Reasonably fill the market demand for Licensed Product within twenty-four (24) months of submitting the application for regulatory clearance as provided for in Paragraph 6.4.6 above using processes and equipment approved by the FDA or such equivalent foreign regulatory authority; or

B.                                     New Paragraph 6.4.8 is added:

6.4.8                        Continue to reasonably fill the market demand for Licensed Product by adding capacity as necessary and obtaining FDA approval for such additional capacity processes and equipment or approval from equivalent foreign regulatory authority.

C.                                     Paragraph 6.5 of the Agreement is deleted in its entirety, as are all references to Paragraph 6.5 in the Agreement.

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The Agreement shall remain in full force and effect in accordance with its terms except as amended herein.

The Regents and Licensee have executed this Second Amendment in duplicate originals, by their respective and duly authorized officers, as evidenced by the signatures below.

CYGNUS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ John C Hodgman	By:	/s/ Alan B. Bennett
(Signature)		(Signature)

Name:	John C Hodgman	Name:	Alan B. Bennett
(Please print)

Title:	Chairman, President & CEO	Title:	Executive Director
Research Administration and Technology Transfer

Date:	September 18, 2002	Date:	September 19, 2002